Exhibit 99.1

Benefitfocus, Inc.

843-981-8898

pr@benefitfocus.com

Investor Relations: 843-981-8899

ir@benefitfocus.com

Benefitfocus Names James Bradley Wilson to Board of Directors

Accomplished executive brings diverse leadership skills and extensive health care industry expertise

Charleston, S.C. – November 1, 2021 – Benefitfocus, Inc. (NASDAQ: BNFT), an industry-leading benefits technology platform that simplifies benefits administration for employers, health plans and brokers, has appointed James Bradley (Brad) Wilson, former President and CEO of Blue Cross and Blue Shield of North Carolina (BCBSNC), as an independent director, effective October 29, 2021. Wilson will chair the Board’s nominating and governance committee.

“Brad has an impressive track record leading the largest health insurer in the state of North Carolina. During his tenure, he helped position BCBSNC as a national leader in health care innovation and oversaw the implementation of the Affordable Care Act in North Carolina. I believe Brad’s industry expertise and passion for health care will be a tremendous asset to the board and company,” said Doug A. Dennerline, independent chair of the board.

Wilson joined BCBSNC in 1995, holding a variety of senior-level positions before being appointed President and Chief Executive Officer in 2010, a role he held until his retirement in 2018. During his 23 year tenure at BCBSNC, he previously served as: Executive Vice President, Chief Operating Officer; Executive Vice President, Chief Administrative Officer and Corporate Secretary; and Senior Vice President, General Counsel and Corporate Secretary. Prior to BCBSNC, Wilson served as General Counsel to North Carolina Governor James B. Hunt Jr. from 1992 to 1995. From 1978 to 1992, Wilson enjoyed a successful career in the private practice of law at Carpenter, Wilson, Cannon and Blair, P.A., serving as Managing Partner of the firm from 1988 to 1992.

Wilson is currently an Executive in Residence at North Carolina Agricultural & Technical University and was an Executive in Residence at Wake Forest University from 2018 to 2021. He also has been engaged as a consultant with SAS Institute Inc.

since 2018. From 2019 to 2020 Wilson was a consultant with the Center for Medicare and Medicaid Services in Washington, DC. From 2018 to 2020, he was the Chancellor’s Senior Advisor for Business at the University of North Carolina at Chapel Hill. From 2018 to 2020, Wilson also was an advisor to the Kenan Flagler Business School’s Center for the Business of Healthcare and Gillings School of Public Health. During this period, he also served as adjunct faculty and lecturer at the Gillings School of Public Health and lectured at the Kenan Flagler Business School.

“I look forward to leveraging my experience and working with Matt and the team to further the company’s mission, advance its strong market position with employers and health plans and, ultimately, enhance shareholder value,” said Wilson.

A lifelong North Carolinian and impactful community leader, Wilson is a recipient of the Order of the Long Leaf Pine, the highest civilian honor bestowed by the governor of North Carolina. Wilson serves on the board of directors of Cecelia Health, Inc., CliniStart, Inc., Halcyon Health, Inc., Risalto Health Inc. and Lucerno Dynamics, LLC, and the board of advisors of CitiusTech Inc. He was also recognized by the Triangle Business Journal as CEO of the Year in 2015. Wilson holds a B.A. in History and an honorary doctorate from Appalachian State University, an M.A. in Liberal Studies from Duke University and a J.D. from Wake Forest University.

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About Benefitfocus

Benefitfocus (NASDAQ: BNFT) unifies the entire benefits industry through innovative technology solutions that bring efficiency, cost savings and simplicity to employee benefits administration. Our powerful cloud-based software, data-driven insights and thoughtfully designed services help employers, insurance brokers, health plans and suppliers address the complexity of benefits enrollment and engagement, while bringing easier access to health, wealth and lifestyle products through a world-class benefits experience. Our mission is simple: to improve lives with benefits. Learn more at www.benefitfocus.com, LinkedIn and Twitter.

DISCLAIMER REGARDING FORWARD LOOKING STATEMENTS

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: our ability to maintain our culture and recruit, integrate and retain qualified personnel, including on our board of directors; our ability to compete effectively; the need to innovate and provide useful products and services; risks related to changing healthcare and other applicable regulations; the immature and volatile nature of the market for our products and services; privacy; security and other risks associated with our business; management of growth; volatility and uncertainty in the global economy and financial markets in light of the evolving COVID-19 pandemic; and the other risk factors set forth from time to time in our SEC filings, copies of which are available free of charge within the Investor Relations section of the Benefitfocus website at http://investor.benefitfocus.com/sec-filings or upon request from our Investor Relations Department. Benefitfocus assumes no obligation and does not intend to update these forward-looking statements, except as required by law.